Exhibit 2.1
Asset Purchase Agreement
dated as of September 4, 2007
by and between
Silicon Valley Bank, as agent for itself and Gold Hill Lending Group 03, LP
and
Mindspeed Development Sub, Inc.

ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (the “Agreement”) is made as of September 4, 2007 (the "Effective Date”), by and between Silicon Valley Bank as agent for itself and Gold Hill Lending Group 03, LP (the “Seller”) and Mindspeed Development Sub, Inc. (the “Buyer”), a Delaware corporation and wholly-owned subsidiary of Mindspeed Technologies, Inc.
RECITALS
     A. Seller is a secured creditor of Ample Communications, Inc., a Delaware corporation (“Ample”) and holds various of Ample’s assets as collateral. Ample is in default on that certain Loan and Security Agreement entered into on December 8, 2005 (as amended on November 10, 2006, January 4, 2007, January 31, 2007, February 28, 2007, April 24, 2007 and May 15, 2007) by and among Seller, Ample, Silicon Valley Bank and Gold Hill Lending Group 03, LP (the “Loan Agreement”), and Seller is foreclosing on its collateral pursuant to the terms of the Loan Agreement and division 9 of California’s Uniform Commercial Code. As part of the foreclosure, Seller desires to sell certain of Ample’s assets in which Seller has a security interest.
     B. Buyer has identified assets of Ample that Buyer wishes to purchase pursuant to Seller’s foreclosure sale (the “Required Assets") on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer and Seller hereby agree as follows:
1. PURCHASE AND SALE OF REQUIRED ASSETS AND MATERIAL REQUIRED ASSETS.
     1.1 Agreement to Sell and Purchase Required Assets and Material Required Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties set forth in this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase and acquire from Seller, all of (i) the Required Assets extant as of the Closing Date, and (ii) all of the Material Required Assets (as defined in Section 1.2(a)). This Agreement implements and effectuates a private sale of the Required Assets pursuant to UCC § 9610(a) and other applicable law, and the Required Assets are being transferred by Seller to Buyer in accordance with UCC § 9617.
     1.2 Required Assets and Material Required Assets Defined.
          (a) As used in this Agreement, “Required Assets” means, collectively, the rights, assets (both tangible and intangible) and all other items listed in Exhibit A attached hereto, including (i) all of the Key Components (as defined in Section 1.2(c)), (ii) all of the Material Required Assets, and (iii) any Additional Agreements (as defined in Section 1.2(b) below), but excluding any (x) Liabilities (as defined in Section 3.1), and (y) Excluded Assets (as defined in Exhibit A). As used in this Agreement, “Material Required Assets” means those assets set forth on Exhibit F as of the expiration of the Identification Period (as defined in Section 1.2(c)), pursuant to Section 1.2(c).
          (b) Buyer shall have the option in its sole discretion, at any time, to include as “Required Assets” any rights under additional agreements (the “Additional Agreements”) to which Ample is a party that consist of collateral under the Loan Agreement, which Additional Agreements shall be deemed to be transferred and assigned to and assumed by Buyer effective as of the Closing Date (as defined in Section 2.3) upon Buyer timely notifying Seller in writing of its electing to exercise such option from time to time. This Section 1.2(b) shall survive the Closing (as defined in Section 2.3).
          (c) From the Effective Date until 5:00 pm (Pacific Time) on Thursday, September 6, 2007 (the "Identification Period”), Buyer shall have the right to review and inspect all of Ample’s Key Components (as defined in this Section 1.2(c)) that are needed to design, manufacture, operate, sell and support any of Ample’s Redhawk, Harrier or Eagle products. As of the expiration of the Identification Period, Buyer shall have generated a list of specific assets from the Key Components that are to be deemed Material Required Assets, which list shall be attached to this Agreement as Exhibit F as of the expiration of the Identification Period. As used in this Agreement, “Key Components” means: (i) wafer fabrication documentation, including GDS databases, design databases, wafer production documentation/instructions; (ii) assembly documentation, including package drawings, bonding and marking information, assembly documentation/instructions; (iii) test set up documentation, including probe and package test, hardware and software; (iv) qualification documentation; (v) RoHS material data sheets; (vi) hardware documentation; (vii) historic manufacturing data, including bill of materials (BOM), yields and process control monitor (PCM); (viii) source code for software drivers; (ix) evaluation module documentation, including manufacturing instructions including schematics, layout, Bill of Materials, Gerber Tapes; (x) all data sheets, including all alterable soft copies of such data sheets, errata sheets, product briefs, instruction manuals for software drivers, EVM owners manuals, API and control register documentation, marketing/sales presentations and any other marketing collateral; and (xi) contact information for all existing customers and customer prospects including names, phone numbers and email addresses of key decision makers at each account; provided, however, that Key Components shall exclude (A) any agreements with third-parties, and (B) any of the Sherwood Consultants (as defined in Section 10.1).
     1.3 Delivery. On the Closing Date, Seller shall make available to Buyer possession of all of the Required Assets that are then extant and all of the Material Required Assets, provided however, that the expenses of retrieving, removing and transferring such assets shall be borne exclusively by Buyer. Seller shall, upon Buyer’s request, execute assignments, conveyances and/or bills of sale reasonably requested to convey to Buyer all the Required Assets that are then extant and all of the Material Required Assets, as well as such other instruments of conveyance as counsel for Buyer may reasonably deem necessary to effect or evidence the transfers contemplated hereby, including any UCC 1 assignments as to the transfer of rights to payment and any PTO and Copyright Office assignments as to any intellectual property. Any such additional documents shall be prepared by and all related costs borne exclusively by Buyer.

2. PURCHASE PRICE; PAYMENT.
     2.1 Purchase Price. The purchase price to be paid by Buyer to Seller in consideration for the Required Assets that are extant on the Closing Date and all of the Material Required Assets shall be an amount equal to Four Million Six Hundred Thousand Dollars ($4,600,000) (the “Purchase Price”). At the Closing, Buyer and Seller shall jointly direct the Escrow Agent (as defined in Section 2.2) to deliver or cause to be delivered (a) to Seller the Purchase Price, and (b) to Buyer any Income (as that term is defined in the Escrow Agreement (as defined in Section 2.2)), in each case by electronic transfer of immediately available funds to the respective accounts of each of Seller and Buyer as designated by Seller and Buyer, respectively, to the Escrow Agent.
     2.2 Escrow. Upon the Effective Date, Buyer and Seller shall enter into an Escrow Agreement with U.S. Bank National Association (the “Escrow Agent”) in the form attached hereto as Exhibit E (the “Escrow Agreement”) and Buyer shall deposit by electronic transfer of funds upon the Effective Date an amount equal to the Purchase Price into escrow pursuant to the terms of the Escrow Agreement.
     2.3 Closing. The consummation of the purchase and sale of the Required Assets together with the other transactions contemplated herein (the “Closing”) will take place on the second (2nd) business day following satisfaction or waiver of the conditions set forth in Section 7 hereof at 9:00 am (Pacific Time), at the offices of Morrison & Foerster LLP, 19900 MacArthur Blvd., Irvine, California 92612, or at such other place, time or date as may be agreed to by the parties in writing (the “Closing Date"); provided, however, that in no event shall the Closing occur on a date that is any later than the Outside Closing Date.
3. OBLIGATIONS NOT ASSUMED.
     3.1 Liabilities and Obligations Not Assumed. Nothing herein contemplates, requires or intends any assumption or succession by Buyer of, and Buyer shall not assume, become obligated to or otherwise succeed in any way to, whether directly or indirectly or expressly or by implication or by operation of law, any liability, obligation, guarantee or debt, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise (collectively, referred to as “Liabilities”) of Ample, Seller or any other Person (as defined below) to any individual, group, corporation, partnership, limited liability company, governmental entity, department, bureau, agency, public board, authority or agency or any other organization or entity (collectively, referred to as a “Person”). The parties acknowledge and agree that the foregoing is not a warranty being made by Seller.
     3.2 No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate either party to any person or entity other than the parties to this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.
     Buyer hereby represents and warrants to Seller that all the following statements are true, accurate and correct:
     4.1 Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all necessary power and authority to enter into this Agreement and all other documents that Buyer is required to execute and deliver hereunder, and holds or will timely hold all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor.
     4.2 Power and Authority; No Default. Buyer has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The signing, delivery and performance by Buyer of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and validly authorized by Buyer. This Agreement, when signed and delivered by Buyer, will be duly and validly executed and delivered and will be the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the laws relating to bankruptcy, insolvency and relief of debtors, and rules and laws governing specific performance, injunctions, relief and other equitable remedies.
     4.3 Authorization for this Agreement. No authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party is required for the consummation by Buyer of the transactions contemplated by this Agreement.
     4.4 Litigation. To the best of Buyer’s knowledge, there is no claim, action, or arbitration, or inquiry, investigation, or proceeding pending or threatened before any court, agency or other governmental body, against Buyer (or any corporation or entity affiliated with Buyer) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby.
5. REPRESENTATIONS AND WARRANTIES OF SELLER.
     Seller represents and warrants to Buyer that all of the following statements are true, accurate and correct:
     5.1 Corporate Organization. Each constituent in Seller is duly organized, validly existing, and in good standing under the laws of the State of its respective creation.
     5.2 Power and Authority; No Default Upon Transfer. Seller has a perfected and enforceable security interest in the Required Assets. Seller has the right to conduct a foreclosure sale of the Required Assets. Seller has all requisite power and authority to enter into and deliver this Agreement and, to the best of its knowledge, to perform its obligations hereunder. The signing, delivery and performance by Seller of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and validly authorized by Seller. This Agreement, when signed and delivered, will be duly and validly executed and delivered and will be the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms as governed by applicable law, regulations and rules, subject to the laws relating to bankruptcy, insolvency and relief of debtors, and rules and laws governing specific performance, injunctions, relief and other equitable remedies. Neither the signing and delivery of this Agreement by Seller, nor the performance by Seller of its obligations under this Agreement, will (i) violate any provision of Seller’s Articles of Incorporation or Bylaws or any agreement among the parties identified in the definition of Seller or, to the best of Seller’s knowledge, with Ample or any other secured party with a security interest in any of the Required Assets, (ii) to the best of Seller’s knowledge, cause a breach or violation of, default under, or conflict with any law, statute, rule or regulation or order, judgment, injunction or decree of any court, administrative agency or government body applicable to Seller, or any agreement, contract, trust, commitment, obligation, understanding, arrangement or restriction to which Seller is a party or by which Seller is bound, (iii) to the best of Seller’s knowledge, except as specifically provided for in this Agreement, result in any Liability to Buyer, or (iv) to the best of Seller’s knowledge, result in the creation or imposition of any encumbrance upon the Required Assets.
     5.3 Litigation. To the best of Seller’s knowledge, there is no claim, action, or arbitration, or inquiry, investigation, or proceeding pending or threatened before any court, agency or other Governmental Entity (as defined in this Section 5.3), against Seller or Ample affecting any Required Asset or the transaction contemplated by this Agreement, nor is Seller aware or have grounds to know of any reasonable basis therefor. To the best of Seller’s knowledge, there are no judgments, decrees, injunctions or orders of any court, Governmental Entity, department, commission, agency, instrumentality or arbitrator against Seller or Ample affecting the Required Assets. “Governmental Entity” shall mean any governmental, administrative or regulatory agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States and political subdivisions thereof and any court, quasi-governmental authority.
     5.4 Authorization for this Agreement. To the best of Seller’s knowledge, no authorization, approval, consent of, or filing with any Person is required for the consummation by Seller of the transactions contemplated by this Agreement. Except as provided in Section 5.5 hereof, to the best of Seller’s knowledge, no further notice, consent or action is required with respect to any party to any contract with Seller (or any of them) or to any party entitled to notice of Seller’s foreclosure, in order for the consummation by Seller of the transactions contemplated by this Agreement.
     5.5 Foreclosure. Attached hereto as Exhibit B are true and correct copies of all notices and other documentation used by Seller in effectuating the foreclosure on the Required Assets, which documents have to the best of Seller’s knowledge been duly delivered by appropriate means to the stated addressees at the dates indicated. As of the Effective Date, to the best of Seller’s knowledge, Seller has received no notices from other persons claiming to be secured parties with respect to any of the Required Assets or asserting rights to notice or proceeds from Seller pursuant to the UCC, except as disclosed on Schedule 5.5 attached hereto. After the Effective Date, but on or prior to the Closing Date, to the best of Seller’s knowledge, Seller has received no notices from other persons claiming to be secured parties with respect to any of the Required Assets or asserting rights to notice or proceeds from Seller pursuant to the UCC, except as disclosed on Schedule 5.5.1 attached hereto.

     5.6 Loan Agreement. Attached hereto as Exhibit C is a true and correct copy of the Loan Agreement. The Loan Agreement has been duly and validly executed by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms as governed by applicable law, regulations and rules. Seller has not executed any amendments to the Loan Agreement that are not included in Exhibit C. Seller is the authorized agent for the lenders that own the debt and liens under the Loan Agreement. Seller has neither subordinated its collective liens on the Required Assets, nor, to the best of Seller’s knowledge, restricted its rights to foreclose on the Required Assets.
     5.7 Subordination Agreement. Attached hereto as Exhibit D is a true and correct copy of that certain subordination agreement (the “Subordination Agreement”) dated as of June 13, 2006, by and among Seller and the persons named on the signature pages thereto and on Exhibit A thereto. The Subordination Agreement has been duly and validly executed by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms as governed by applicable law, regulations and rules. The Subordination Agreement is currently in full force and effect as to the signatories thereto and Seller has not executed any amendments to the Subordination Agreement that are not included in Exhibit D.
6. DISCLAIMERS; RELEASES.
     6.1 EXCEPT AS STATED IN THIS AGREEMENT, THERE IS NO WARRANTY RELATING TO TITLE, POSSESSION, QUIET ENJOYMENT, OR THE LIKE IN THIS DISPOSITION.
     6.2 EXCEPT AS STATED IN THIS AGREEMENT, SELLER IS NOT MAKING AND HAS NOT MADE, AND BUYER HAS NOT RELIED AND WILL NOT RELY ON, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE REQUIRED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BUYER SHALL ACCEPT THE REQUIRED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.”
     6.3 BUYER ACKNOWLEDGES TO SELLER THAT BUYER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE REQUIRED ASSETS AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE REQUIRED ASSETS AND ITS ACQUISITION THEREOF. BUYER WILL RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION. BUYER ASSUMES THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER’S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

     6.4 BUYER ACKNOWLEDGES THAT SOME ASSETS DESCRIBED IN EXHIBIT A MAY CONTAIN THIRD-PARTY INTELLECTUAL PROPERTY THAT MAY HAVE BEEN LICENSED BY AMPLE OR OTHERWISE ACQUIRED BY AMPLE. BUYER UNDERSTANDS THAT SELLER MAY BE UNABLE TO TRANSFER INTELLECTUAL PROPERTY BELONGING TO, OWNED OR OTHERWISE RESTRICTED BY A THIRD PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THAT PARTY, WHICH WILL NOT BE OBTAINED OR SOUGHT BY SELLER AS A PART OF THIS AGREEMENT. BUYER ACCEPTS FULL RESPONSIBILITY FOR COMMUNICATING, IF IT SO DESIRES, WITH THIRD PARTIES WHOSE INTELLECTUAL PROPERTY MAY BE INCLUDED IN THE REQUIRED ASSETS TRANSFERRED HEREBY AND IF AND TO THE EXTENT REQUIRED BY APPLICABLE LAW, SHALL PAY ANY AND ALL LICENSING OR OTHER FEES, COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING SAID ASSETS, IF ANY, AND IF AND ONLY TO THE EXTENT THAT BUYER ELECTS TO ACQUIRE SUCH REQUIRED ASSETS SO LICENSED.
     6.5 BUYER ACKNOWLEDGES THAT SOME CONTRACT RIGHTS DESCRIBED IN EXHIBIT A MAY NOT BE ASSIGNABLE WITHOUT THE CONSENT OF THE COUNTERPARTIES TO THOSE CONTRACTS, WHICH WILL NOT BE OBTAINED OR SOUGHT BY SELLER AS A PART OF THIS AGREEMENT. BUYER ACCEPTS FULL RESPONSIBILITY FOR COMMUNICATING, IF IT SO DESIRES, WITH SUCH COUNTERPARTIES IF AND ONLY TO THE EXTENT THAT BUYER WISHES TO OBTAIN SUCH CONSENTS.
7. CONDITIONS TO CLOSING.
     7.1 Conditions to Buyer’s Obligations. The obligations of Buyer hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:
          (a) Accuracy of Representations and Warranties on Closing Date. Other than the Seller Specified Representations, all other representations and warranties made herein by Seller shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and, except for the representations made in Section 5.3, on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date. The Seller Specified Representations shall be true and correct in all respects, and not misleading in any respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such Seller Specified Representations were made on and as of the Closing Date. The term “ Seller Specified Representations” shall mean Seller’s representations and warranties set forth in Sections 5.2, 5.4, 5.5, 5.6 and 5.7.
          (b) No Injunctions or Actions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment, injunction, statute, rule or regulation which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of the transactions contemplated by this Agreement or that makes it illegal for either party hereto to perform its obligations hereunder. In addition, no action, suit or proceeding shall be pending by any Governmental Entity which prevents or prohibits the consummation of the transactions contemplated by this Agreement.
          (c) Financial Statements. Buyer shall have received (i) the audited financial statements of Ample as of and for the 2004, 2005 and 2006 fiscal years and the unaudited financial statements of Ample for each applicable interim period in 2006 and 2007, and (ii) all applicable audit reports and consents from Ample’s auditor, Deloitte & Touch LLP, that will permit Buyer to satisfy, as determined in Buyer’s sole discretion, Buyer’s requirements of the Securities and Exchange Commission (“SEC”) with respect to the historical financial statements of Ample, and the pro forma financial statements of Buyer and Ample on a combined basis, to be included in Buyer’s filings with the SEC following the Closing Date pursuant to requirements of the Securities Exchange Act of 1934, as amended, and Regulation S-X.
          (d) Compliance. As of the Closing Date, Seller shall have complied with and shall have performed, in all material respects, all terms, conditions, covenants and obligations of this Agreement imposed on Seller and required to be performed or complied with by Seller at, or prior to, the Closing Date.
          (e) Delivery of Required Assets. Seller shall have made the Required Assets available to Buyer as set forth in Section 1.3 above.
          (f) Instructions to Escrow Agent. Seller shall have duly executed and delivered, in form and substance reasonably satisfactory to Buyer, joint instructions with Buyer to the Escrow Agent that any Income (as that term is defined in the Escrow Agreement), shall be promptly remitted to Buyer following the Closing.
     7.2 Conditions of Seller’s Obligations. The obligations of Seller hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:
          (a) Accuracy of Representations and Warranties on Closing Date. The representations and warranties made herein by Buyer shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.
          (b) No Injunctions or Actions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment, injunction, statute, rule or regulation which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of the transactions contemplated by this Agreement or that makes it illegal for either party hereto to perform its obligations hereunder. In addition, no action, suit or proceeding shall be pending by any Governmental Entity which prevents or prohibits the consummation of the transactions contemplated by this Agreement.

          (c) Compliance. As of the Closing Date, Buyer shall have complied with and shall have performed, in all material respects, all terms, conditions, and obligations of this Agreement imposed on Buyer and required to be performed or complied with by Buyer at, or prior to, the Closing Date.
          (d) Deposit of Funds into Escrow. Buyer shall have deposited the Purchase Price with the Escrow Agent as set forth in Section 2.2 above.
          (e) Instructions to Escrow Agent. Buyer shall have duly executed and delivered, in form and substance reasonably satisfactory to Seller, joint instructions with the Seller to the Escrow Agent that the Purchase Price shall be promptly remitted to Seller following the Closing.
8. CLOSING OBLIGATIONS.
     8.1 Buyer’s Closing Obligations. Buyer shall deliver the written escrow instructions to the Escrow Agent authorizing the distribution of the Purchase Price to Seller in accordance with the terms of the Escrow Agreement.
     8.2 Seller’s Closing Obligations. Seller shall make available to Buyer the Required Assets and all of the Material Required Assets in accordance with Section 1.3 above, deliver to Buyer the documents contemplated by Section 1.3 and deliver the written escrow instructions to the Escrow Agent authorizing the distribution of any Income (as that term is defined in the Escrow Agreement), to Buyer in accordance with the terms of the Escrow Agreement.
9. ADVANCEMENT OF FUNDS.
     9.1 Asset Preservation. From the date of this Agreement until the earlier of (i) the Closing, or (ii) termination of this Agreement pursuant to the terms hereof, Buyer agrees to distribute the Advanced Funds (as defined in Section 9.3) to Seller solely to enable Seller and its Representatives to service and maintain the Required Assets in a commercially reasonable manner (collectively, “Asset Preservation”).
     9.2 Request Notice. Buyer shall only distribute Advanced Funds to Seller pursuant to a written request meeting the requirements of this Section 9.2 (the “Request Notice”). Seller shall only be permitted to deliver one (1) Request Notice per week to Buyer. Each Request Notice shall provide, in sufficient detail, an itemized accounting of the proposed use of the Advanced Funds (itemizing the specific amount and proposed use of such funds) in order to enable Buyer to verify that the Advanced Funds will be used solely for Asset Preservation.
     9.3 Advanced Funds. Within two (2) business day after Buyer receives a Request Notice from Seller, Buyer shall distribute, by wire transfer, such requested amount to Seller in cash to the account designated by Seller (“Advanced Funds”). Buyer shall not be obligated to make more than one (1) distribution of Advanced Funds per week, and notwithstanding anything herein to the contrary, in no event shall Buyer be obligated to distribute Advanced Funds in an amount that exceeds (i) $43,000 in the first week after the Effective Date (the “Initial Week”), (ii) $28,000 in any one (1) week period after the Initial Week, or (iii) $127,000 in total during the term of this Agreement.
     9.4 Use of Advanced Funds. Except with Buyer’s prior written consent, Seller shall not, and Seller shall cause its Representatives, specifically including Sherwood and the Sherwood Consultants, not to, use the Advanced Funds other than as proposed in the Request Notice.
     9.5 Accounts Receivable. For the avoidance of any doubt, Seller acknowledges and agrees that any revenue, profit, funds or other money, or any rights to payment of such revenue, profit, funds or other money, that is received in connection with such Asset Preservation is a Required Asset hereunder.
10. SELLER COVENANTS.
     10.1 Conduct of Business. From the Effective Date until the earlier of (i) Closing, or (ii) termination of this Agreement pursuant to the terms hereof, subject to the limitations set forth below and except to the extent that Buyer and Seller shall otherwise consent in writing, Seller agrees to, and shall cause its Representatives to, perform the Asset Preservation and to safeguard the Material Required Assets as reasonably instructed by Buyer. As used in this Agreement, “Representatives” collectively means, Seller’s directors, officers, employees, agents, contractors, representatives, creditors, shareholders, Sherwood Partners LLC (“Sherwood”) and Sherwood’s consultants (specifically, each of Poly Palamuttam, Ashok Raman and any other current or former employee of Ample that is a consultant or contractor to or with Sherwood (collectively, the "Sherwood Consultants”). Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (or in a Request Notice), during the period from the Effective Date and continuing until the earlier of (i) Closing, or (ii) termination of this Agreement pursuant to the terms hereof, without the written consent Buyer, Seller shall not, and shall cause its Representatives to not:
          (a) sell, pledge, lease, license, dispose of, grant, encumber or otherwise authorize the sale, pledge, disposition, grant or encumbrance of any of the Required Assets;
          (b) modify, amend or terminate any of the agreements that are included as Required Assets, or waive, release or assign any rights or claims therein;
          (c) take, or agree to commit to take, any action that would make any representation or warranty of Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing so as to cause the conditions to Buyer to consummate the transactions contemplated herein not to be satisfied;
          (d) liquidate or dissolve Ample, or foreclose on any of Ample’s assets (except as contemplated in this Agreement);
          (e) take any actions that are contrary to the Asset Preservation;

          (f) violate any laws relating to the Required Assets applicable to Seller; or
          (g) enter into any agreement (written or oral) to do any of the foregoing, or authorize or announce an intention to do any of the foregoing.
     10.2 No Solicitation. From the Effective Date until the earlier of (i) Closing, or (ii) termination of this Agreement pursuant to the terms hereof, Seller and its Representatives shall not, solicit, initiate, furnish information, participate in any negotiation or discussion or enter into any agreement in respect of, or cooperate with, any proposal (other than the transactions contemplated herein with Buyer) for the acquisition of any of the Required Assets or any business combination transaction involving Ample, except as Seller or its Representatives are otherwise required to do so by applicable law or court order. Seller and its Representatives shall promptly (but in any event, within twenty four (24) hours of receipt) notify Buyer in writing after receipt of any indication of interest by any third party with respect to any of the transactions described in this Section. This notification shall include the identity of the interested party and the specific nature and terms of its inquiry.
     10.3 Access to Information and the Required Assets.
          (a) Upon reasonable notice, Seller shall, and shall cause its Representatives to, afford Buyer and its representatives reasonable access, during normal business hours during the period from the Effective Date hereof through the Closing or termination of this Agreement pursuant to its terms, to all of Ample’s property, any of Ample’s personnel, the Required Assets and any books and records related to Ample or the Required Assets and, during such period, Seller shall, and shall cause its Representatives to, cooperate with Buyer in good faith and furnish promptly to Buyer such information concerning the Required Assets as Buyer may reasonably request. In addition, during the Identification Period, Seller shall, and shall cause its Representatives to, afford Buyer and its representatives reasonable access, to all of Ample’s property, any of Ample’s personnel, the Required Assets and any books and records related to Ample or the Required Assets and, during such period, Seller shall, and shall cause its Representatives to, cooperate with Buyer in good faith, assist Buyer in its review and identification of the Material Required Assets and furnish promptly to Buyer such information concerning the Required Assets as Buyer may reasonably request.
          (b) Seller shall, and shall cause its Representatives to, keep strictly confidential and shall not disclose or use, except as required by law, for any purpose other than this Agreement and the transactions contemplated hereby, any and all confidential and proprietary information (“Confidential Information”), to the extent such Confidential Information is disclosed by Buyer to Seller. “Confidential Information” shall also be deemed to include the transactions contemplated herein and the existence of this Agreement, but shall exclude any information that is or becomes publicly known through no act or omission of Seller. Seller shall limit disclosure of Confidential Information to its directors, employees, attorneys, agents or other contractors on a need to know basis. Seller shall ensure that such recipients comply with this Section 10.3(b). This Section 10.3(b) shall survive Closing or any termination of this Agreement.

11. CLAIM FOR BREACH OF REPRESENTATIONS AND WARRANTIES. Buyer and Seller shall have the right to bring a claim against the other with respect to any breach of a representation or warranty made herein (other than, as it relates to a claim brought by Buyer for a breach of any of the Seller Specified Representations) for a period of one (1) year after the Closing Date. In addition, Buyer shall have the right to bring a claim against Seller with respect to any breach of a Seller Specified Representation for a period of three (3) years after the Closing Date. This Section 11 shall survive Closing.
12. SELLER POST-CLOSING COVENANTS.
     12.1 Remittance of Required Assets; Release of Collateral. Notwithstanding anything herein to the contrary, following the Closing Date, if Seller collects, obtains, receives or otherwise acquires any right, asset or item that was or would have been deemed a Required Asset, but was otherwise extant on the Closing Date, such right, asset or item will be the property of Buyer and will be promptly remitted to Buyer. From and after the Closing Date, Seller shall, at Buyer’s sole expense, do, file and take all actions as may be reasonably necessary, and does hereby authorize Buyer to do, file and take all actions as may be reasonably necessary on its behalf, to release the Required Assets from Seller’s collateral and each of Seller’s UCC-1’s filed in connection with the Loan Agreement. Seller acknowledges and agrees with Buyer not to file a termination statement on Form UCC-3 with respect to any of the Required Assets unless and until instructed by Buyer. Following the Closing Date, Seller shall not enter into any relationship, agreement or take any action intended to frustrate the intent of this Section 12.1. This Section 12.1 shall survive Closing.
     12.2 Further Assurances. From time to time after the Closing Date, at the request and at the expense of Buyer, Seller will execute and deliver any further instruments and take such other action as Buyer may reasonably request in furtherance of, and to carry out, the transactions contemplated by this Agreement. This Section 12.2 shall survive Closing.
13. TERMINATION.
     13.1 Identification Period Termination. This Agreement may be terminated by Buyer at any time on or prior to the expiration of the Identification Period (by written notice from Buyer to Seller) if Buyer has determined that any Key Component is unavailable, cannot be located, has been destroyed, damaged or is otherwise unusable.
     13.2 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 13.2(b) through 13.2(f), by written notice by the terminating party to the other party):
          (a) by mutual agreement of Seller and Buyer;
          (b) by either Buyer or Seller, if the transactions contemplated herein shall not have been consummated on or prior to September 28, 2007 (the “Outside Closing Date”);

          (c) by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing;
          (d) by Buyer, if Seller has breached any of its representations, warranties, covenants or agreements, as applicable, set forth in this Agreement which would result in a failure of a condition set forth in Section 7.1 and is not cured in all material respects within the earlier of (i) ten (10) calendar days after written notice thereof, and (ii) two (2) business days prior to the Outside Closing Date;
          (e) by Seller, if Buyer shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement which would result in a failure of a condition set forth in Section 7.2 and is not cured in all material respects within and is not cured in all material respects within the earlier of (i) ten (10) calendar days after written notice thereof, and (ii) two (2) business days prior to the Outside Closing Date; and
          (f) by Buyer, if at any time it has determined that any Material Required Asset is unavailable, cannot be located, has been destroyed, damaged, is otherwise unusable or Seller is unable to deliver any Material Required Asset to Buyer at Closing.
     13.3 Release of the Purchase Price. Upon termination of this Agreement pursuant to Sections 13.1 or 13.2, the Purchase Price, together with any Income (as that term is defined in the Escrow Agreement), shall be released to Buyer in accordance with the terms of the Escrow Agreement.
14. MISCELLANEOUS.
     14.1 Expenses. Except as otherwise provided herein, each of the parties shall bear its own expenses (including without limitation attorneys’ fees) in connection with the negotiation and consummation of the transactions contemplated hereby. Buyer and Seller shall each bear fifty percent (50%) of the costs of the Escrow Agent.
     14.2 Taxes and Other Charges Related to the Sale. Buyer shall promptly pay all sales, transfer, use or other taxes, duties, claims or charges imposed on the Seller and/or related to the sale of the Required Assets under this Agreement by any tax authority or other governmental agency and defend, indemnify and hold Seller harmless from and against any such taxes, duties, claims, or charges.
     14.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally or sent by certified or registered United States mail, postage prepaid, or sent by facsimile or by nationally recognized overnight express courier and addressed as follows:

(a)    If to Seller:
Silicon Valley Bank
899 Adams St., Suite G2
St. Helena, California 94574
Attention: Brian Bell
Fax: (707) 968-9966
Gold Hill Venture Lending ’03, LP
1 Almaden Blvd., Suite 630
San Jose, California 95113
Attention: Robert Helm
Fax: (408) 200-7841
With copy to:
Bingham McCutchen LLP
1900 University Ave., 4th flr.
East Palo Alto, California 94303
Attention: William Bates, Esq.
Fax: (650) 849-4605
(b)    If to Buyer:
Mindspeed Development Sub, Inc.
c/o Mindspeed Technologies, Inc.
4000 MacArthur Blvd., East Tower
Newport Beach, CA 92660
Attention: Simon Biddiscombe
Fax: (949) 579-5286
With copy to:
Mindspeed Development Sub, Inc.
c/o Mindspeed Technologies, Inc.
4000 MacArthur Blvd., East Tower
Newport Beach, CA 92660
Attention: Business Law Team
Fax: (949) 579-3010
With a further copy to:
Morrison & Foerster LLP
19900 MacArthur Blvd.
Suite 1200
Irvine, California 92612
Attention: Brandon C. Parris, Esq.
Fax: (949) 251-0900

     14.4 Entire Agreement. This Agreement and the Exhibits and Schedules hereto (which are incorporated herein by reference) together constitute the entire agreement and understanding between the parties, and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby.
     14.5 Amendment; Waiver. Any term or provision of this Agreement may be amended only by a writing signed by Seller and Buyer. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.
     14.6 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     14.7 Benefit and Burden. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.
     14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where applicable, federal law.
     14.9 Severability. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.
     14.10 Attorneys’ Fees. Should a suit be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees (including without limitation costs, expenses and fees on any appeal).
[Signature page follows.]

IN WITNESS WHEREOF, Buyer and Seller executed and delivered this Asset Purchase Agreement by their duly authorized representatives as of the Effective Date.

SELLER:		BUYER:

Silicon Valley Bank		Mindspeed Development Sub, Inc.

By:	/s/ Brian Bell	By:	/s/ Raouf Y. Halim

Its:	Senior Advisor	Its:	President

*	Schedules and similar attachments to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or similar attachment will be furnished supplementally to the Commission upon request.